EXHIBIT 10.5

GOLDMAN SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL:   212-902-1000

Opening Transaction

To:	SpectraSite, Inc.
400 Regency Forest Drive
Cary, NC 27511

From:	Goldman, Sachs & Co.

Subject:	Accelerated Share Repurchase Transaction — VWAP Pricing

Ref. No:	EN41GU000000000

Date:	November 19, 2004

     This master confirmation (“Master Confirmation”) dated as of November 19, 2004, is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and SpectraSite, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto and which references this Master Confirmation, in which event the terms and provisions of this Master Confirmation shall be deemed to be incorporated into and made a part of each such Supplemental Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidences a complete binding agreement between the Counterparty and GS&Co. as to the terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relates.

     GS&Co. and Counterparty agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form” or the “Agreement”), with such modifications as GS&Co. and Counterparty will in good faith agree. Upon the execution by GS&Co. and Counterparty of the Agreement, this Master Confirmation and each Supplemental Confirmation will supplement, form a part of, and be subject to the Agreement. All provisions contained in or incorporated by reference in the Agreement upon its execution will govern this Master Confirmation and each Supplemental Confirmation except as expressly modified below. Until GS&Co. and Counterparty execute and deliver the Agreement, this Master Confirmation and each Supplemental Confirmation, together with all other documents referring to the Agreement confirming Transactions entered into between GS&Co. and Counterparty (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to the ISDA Form as if GS&Co. and Counterparty had executed the Agreement (but without any Schedule except for (i) the election of Loss (provided that the computation of Loss will not take into account any discrepancy between any Relevant Price and GS&Co.’s Hedge Positions) and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty and GS&Co., provided that the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), with a “Threshold Amount” of USD 50 million).

     All provisions contained in the Agreement shall govern this Master Confirmation and the related Supplemental Confirmation relating to a Transaction except as expressly modified below or in the related Supplemental Confirmation. With respect to any relevant Transaction, the Agreement, this Master Confirmation and the related Supplemental Confirmation shall represent the entire agreement and understanding of the parties with respect to the subject matter and terms of such Transaction and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

     If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions that are incorporated into any Supplemental Confirmation, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

     1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	GS&Co.

Shares:	Common Stock of Counterparty (Ticker: SSI)

Number of Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Forward Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by inserting the words “at any time on any Scheduled Trading Day during the Valuation Period or” after the word “material,” in the third line thereof.

Counterparty Additional Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Valuation:

Valuation Period:	Each Scheduled Trading Day during the period commencing on and including the 5th succeeding Scheduled Trading Day following the Trade Date, to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein and including any day(s) by which the Valuation Period is extended pursuant to the provision below).

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Day in the Valuation Period is a Disrupted Day, the Valuation Date shall be postponed and the Calculation Agent in its discretion shall extend the Valuation Period and make adjustments to the weighting of each Relevant Price for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. To the extent that there are 9 consecutive Disrupted Days during the Valuation Period, then notwithstanding the occurrence of a Disrupted Day, the Calculation Agent shall have the option in its discretion to either determine the Relevant Price using its good faith and commercially reasonable estimate of the value for the Share on such 9th consecutive day after consultation with Counterparty or elect to further extend the Valuation Period as it deems necessary.

Valuation Date:	For each Transaction, as set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions of “Valuation Period” and Section 5 herein).

Settlement Terms:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and deleting the word “Physical” in the last line thereof and replacing it with word “Cash” and (b) in the event that GS&Co. would deliver to the Counterparty an amount of Shares under Net Share Settlement, Cash Settlement shall be applicable in lieu of Net Share Settlement.

Electing Party:	Counterparty

Settlement Method Election Date:	15 Scheduled Trading Days prior to the originally scheduled Valuation Date.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount in the Settlement Currency equal to the sum of (a) the Number of Shares multiplied by an amount equal to (i) the Settlement Price minus (ii) the Forward Price plus (b) the Counterparty Additional Payment Amount.

Settlement Price:	The arithmetic mean of the Relevant Prices of the Shares for each Exchange Business Day in the Valuation Period.

Relevant Price:	The New York 10b-18 Volume Weighted Average Price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on the related Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session) as published by Bloomberg at 4:15 p.m. New York time on such date.

Cash Settlement Payment Date:	3 Currency Business Days after the Valuation Date.

Counterparty’s Contact Details for Purpose of Giving Notice:	SpectraSite, Inc.
100 Regency Forest Drive, Suite 400
Cary, North Carolina 27511
Attention: General Counsel
Facsimile: (919) 468-8522

with copy to:
Mike O’Donnell
	Facsimile:	(919) 468-2325

GS&Co.’s Contact Details for Purpose of Giving Notice:	Telephone No.:	(212) 902-8996
	Facsimile No.:	(212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Jim Ziperski
Equity Capital Markets
One New York Plaza
New York, NY 10004
	Telephone No.:	(212) 902-8557
	Facsimile No.:	(212) 346-2126

Net Share Settlement:

Net Share Settlement Procedures:	Net Share Settlement shall be made in accordance with the procedures attached hereto as Annex B.

Net Share Settlement Price:	(a) in respect of any Share for which the Exchange is an auction or “open outcry” exchange that has a price as of the Valuation Time at which any trade can be submitted for execution, the Net Share Settlement Price shall be the price per Share as of the Valuation Time on the Net Share Valuation Date as reported in the official real-time price dissemination mechanism for such Exchange, (b) in respect of any Share for which the Exchange is a dealer exchange or dealer quotation system, the Net Share Settlement Price shall be the mid-point of the highest bid and lowest ask prices quoted as of the Valuation Time on the Net Share Valuation Date (or the last such prices quoted immediately before the Valuation Time) without regard to quotations that “lock” or “cross” the dealer exchange or dealer quotation system. In all cases the Net Share Settlement Price shall be reduced by the per Share amount of the underwriting discount and/or commissions agreed to pursuant to the equity underwriting agreement contemplated by the Net Share Settlement Procedures and (c) notwithstanding anything to the contrary in (b) above, where NASDAQ is the Exchange, the Net Share Settlement Price will be the NASDAQ Official Closing Price (NOCP) as of the Valuation Time on the Net Share Valuation Date as reported in the official price determination mechanism for the Exchange.

Valuation Time:	As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words “Net Share Valuation Date,” before the words “Valuation Date” in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.

Net Share Settlement Date:	The third Exchange Business Day immediately following the Valuation Date.
Reserved Shares:	Initially, 2,500,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co., who shall act in good faith and in a commercially reasonable manner.

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co., who shall act in good faith and in a commercially reasonable manner.

Nationalization, Insolvency or Delisting:	Negotiated Close-out; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable; furthermore Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero taking into account the investment return on posted collateral assuming 100% cash collateral”.

Hedging Party:	GS&Co.

Determining Party:	GS&Co., who shall act in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Net Share Settlement following Extraordinary Event:	Counterparty shall have the right, in its sole discretion, to make any payment required to be made by it pursuant to Sections 12.7 or 12.9 of the Equity Definitions (except with respect to any portion of the consideration for the Shares consisting of cash in the event of a Merger Event or Tender Offer) following the occurrence of an Extraordinary Event by electing to Net Share Settle the Transactions under this Master Confirmation in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing the date that the Transactions are terminated or cancelled, as the case may be, (the “Cancellation Date”) pursuant to the applicable provisions of Section 12 of the Equity Definitions is effective. If Counterparty elects Net Share Settlement: (a) the Net Share Valuation Date shall be the date specified in the notice fixing the date that the Transactions are terminated or cancelled, as the case may be;

provided that the Net Share Valuation Date shall be either the Exchange Business Day that such notice is effective if such notice is received by 12:00 pm New York time or, if such notice is received after 12:00 pm New York time, the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective, or as otherwise agreed to by GS&Co. and Counterparty, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Cancellation Date and (c) all references to the Forward Cash Settlement Amount in Annex B hereto shall be deemed to be references to the Cancellation Amount.

Net Share Settlement Upon Early Termination:	Counterparty shall have the right, in its sole discretion, to make any payment required to be made by it (the “Early Termination Amount”) pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Agreement by electing to Net Share Settle all the Transactions under this Master Confirmation in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing an Early Termination Date is effective. If Counterparty elects Net Share Settlement: (a) the Net Share Valuation Date shall be the date specified in the notice fixing an Early Termination Date; provided that the Net Share Valuation Date shall be either the Exchange Business Day that such notice is effective or the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Early Termination Date and (c) all references to Forward Cash Settlement Amount in Annex B hereto shall be deemed references to the Early Termination Amount.

Transfer:	Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. (the “Assignee”) upon delivery to Counterparty of (a) notice of the transferred obligations of GS&Co. under any Transaction (the “Transferred Obligations”); (b) an executed guarantee (the “Guarantee”) of The Goldman Sachs Group, Inc. (the “Guarantor”) of the Transferred Obligations in the form of Annex C attached hereto and (c) the written confirmation of Counterparty that any assignment or transfer will not result in any increased costs to Counterparty. Upon the execution of the Guarantee, the Guarantor shall constitute a Credit Support Provider of the Assignee for purposes of the ISDA Form or Agreement.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C # 930-1-011483
ABA: 021-000021

Counterparty Payment Instructions:	To be provided by Counterparty

     2. Calculation Agent: GS&Co. The Calculation Agent shall act at all times in good faith and in a commercially reasonable manner.

     3. Representations, Warranties and Covenants of GS&Co. and Counterparty.

     (a) Each party represents and warrants that it (i) is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act, as amended and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

     (b) Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof, and (iv) the disposition of each Transaction is restricted under this Master Confirmation and each Supplemental Confirmation, the Securities Act and state securities laws.

     4. Additional Representations, Warranties and Covenants of Counterparty.

     As of (i) the date hereof and (ii) the period of time from the time at which Counterparty places an order with GS&Co. for a Transaction until the time that each party has fully performed all of its obligations under the related Transaction, Counterparty represents, warrants and covenants to GS&Co. that:

     (a) the purchase or writing of each Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

     (b) it is not entering into any Transaction on the basis of, or is aware of, any material non-public information with respect to the Shares or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer, provided that for the first Transaction only, such representation and warranty shall be made but for the information contained in a press release, substantially in the form attached hereto as Annex D (the “Press Release”), relating to the Shares;

     (c) it is not entering into any Transaction to create, and will not engage in any other securities or derivative transaction to create, a false or misleading appearance of active trading or market activity in the Shares (or any security convertible into or exchangeable for the Shares), or which would otherwise violate the Exchange Act;

     (d) Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

     (e) each Transaction is being entered into pursuant to a Share buy-back program approved by its Board of Directors, its Board of Directors has approved the use of derivatives to effect the Share buy-back program and its Board of Directors will publicly disclose the Share buy-back program in the Press Release;

     (f) notwithstanding the generality of Section 13.1 of the Equity Definitions, GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 149 or 150, EITF 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

     (g) it has not, and during any Valuation Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein) will not, enter into agreements similar to the Transactions described herein where the valuation period in such other transaction will overlap at any time (including as a result of extensions in such valuation period as provided in the relevant agreements) with any Valuation Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein) under this Master Confirmation. In the event that the valuation period in any other similar transaction overlaps with any Valuation Period under this Master Confirmation as a result of any extension made pursuant to the provisions of Section 5 and “Valuation Period” herein, Counterparty shall promptly use reasonable efforts to amend such transaction to avoid any such overlap;

     (h) during the Valuation Period (as extended or suspended pursuant to the provisions of Section 5 and “Valuation Period” herein) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares are not subject to a “restricted period” as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”); and

     (i) it shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable.

     5. Suspension of Valuation Period.

     (a) If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on one Scheduled Trading Day’s written notice, direct GS&Co. not to purchase Shares in connection with hedging any Transaction during the “restricted period” (as defined in Regulation M). If on any Scheduled Trading Day Counterparty delivers written notice (and confirms by telephone) by 9:00 a.m. New York Time (the “Notification Time”) then such notice shall be effective to suspend the Valuation Period as of such Notification Time. In the event that Counterparty delivers notice and/or confirms by telephone after the Notification Time, then the Valuation Period shall be suspended effective as of 9:00 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. The Valuation Period shall be suspended and the Valuation Date extended for each Scheduled Trading Day in such restricted period.

     (b) In the event that GS&Co. concludes, in its sole good faith discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Valuation Period, GS&Co. may by written notice to Counterparty elect to suspend the Valuation Period for such number of Scheduled Trading Days as is specified in the notice. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Valuation Period. The Valuation Period shall be suspended and the Valuation Date extended for each Scheduled Trading Day occurring during any such suspension.

     (c) On one occasion and upon written notice to GS&Co. prior to 8:30 a.m. New York time on any Scheduled Trading Day during the Valuation Period, Counterparty may elect to suspend the Valuation Period for such number of Scheduled Trading Days as is specified in the notice up to a maximum of 30 calendar days. The notice shall not specify, and Counterparty shall not otherwise communicate to GS&Co., the reason for Counterparty’s election to suspend the Valuation Period. The Valuation Period shall be suspended and the Valuation Date extended for each Scheduled Trading Day occurring during any such suspension.

     (d) In the event that the Valuation Period is suspended pursuant to Sections 5(a), (b) or (c) above during the regular trading session on the Exchange then the Calculation Agent in its sole discretion shall, in calculating the Forward Cash Settlement Amount, extend the Valuation Period and make adjustments to the weighting of each Relevant Price for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any such suspension and the volume, historical trading patterns and price of the Shares.

     6. Counterparty Purchases. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

     (a) Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., purchase any Shares, listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Valuation Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein). During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co., and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. believe is in compliance with applicable requirements. Any such purchase by Counterparty shall be disregarded for purposes of determining the Forward Cash Settlement Amount. To the extent that Counterparty makes any such purchase other than through GS&Co., or other than in connection with any Transaction, Counterparty hereby represents and warrants to GS&Co. that (a) it will not take other action in connection with such purchase that would or would reasonably be expected to cause GS&Co.’s purchases of the Shares during the Valuation Period not to comply with Rule 10b-18 and (b) any such purchases will not otherwise constitute a violation of Section 9(a) or Rule 10(b) of the Exchange Act. This subparagraph (a) shall not restrict any purchases by Counterparty of Shares effected during any suspension of any Valuation Period in accordance with Section 5 herein and any purchases during such suspension shall be disregarded in calculating the Forward Cash Settlement Amount; and

     (b) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”). It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). Counterparty will not seek to control or influence GS&Co. to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

     7. Additional Termination Events. Additional Termination Event will apply. The following will constitute Additional Termination Events, in each case with Counterparty as the sole Affected Party:

     (a) Notwithstanding anything to the contrary in the Equity Definitions, the occurrence of a Nationalization, Insolvency or a Delisting (in each case effective on the Announcement Date as determined by the Calculation Agent);

     (b) Notwithstanding anything to the contrary in the Equity Definitions, the occurrence of a Merger Event (effective on the Merger Date) or a Tender Offer (effective on the Tender Offer Date) in respect of which any Other Consideration received for the Shares does not consist of cash. For the avoidance of doubt, in the event that any portion of the consideration received for the Shares consists of cash or New Shares, this Additional Termination Event shall only apply with respect to all or any Transaction(s) (or portions thereof) remaining after giving effect to the provisions in “Consequences of Merger Events” or “Consequences of Tender Offers”, as the case may be, above; or

     (c) notwithstanding anything to the contrary in the Equity Definitions, an Extraordinary Dividend is declared by the Issuer.

     8. Additional Event of Default. The following occurrence will constitute an Event of Default for purposes of Section 5(a) of the Agreement (with Counterparty considered to be the Defaulting Party):

     Counterparty fails to perform any obligation required to be performed under any note, indenture, loan agreement, guaranty or swap agreement between Counterparty and GS&Co. or its affiliated entities which default (a) involves obligations under a note, indenture, loan agreement, guaranty or swap agreement in excess of $10,000,000 (or in the case of a swap agreement, a termination value in excess of $10,000,000) and (b) permits the acceleration of the maturity of the obligations by any other party to, or beneficiary of, such note, indenture, loan agreement, guaranty or swap agreement.

     9. Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement:

     (a) An Additional Termination Event with Counterparty as the sole Affected Party will automatically occur without any notice or action by GS&Co. or Counterparty if the price of the Shares on the Exchange at any time falls below the Termination Price (as specified in the related Supplemental Confirmation) provided that (for the avoidance of doubt only) such Additional Termination Event shall be an Additional Termination Event only with respect to the Transaction documented in such related Supplemental Confirmation. The Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

     (b) Notwithstanding anything to the contrary in Section 6(d) of the Agreement, following the occurrence of such an Additional Termination Event, GS&Co. will notify Counterparty of the amount owing under Section 6(e) of the Agreement within a commercially reasonable time period (with such period based upon the amount of time, determined by GS&Co. (or any of its Affiliates) in its commercially reasonable discretion, that it would take to unwind any of its Hedge Position(s) related to the Transaction in a commercially reasonable manner based on relevant market indicia). For purposes of the “Net Share Settlement Upon Early Termination” provisions herein, (i) the date that such notice is effective (the “Notice Date”) shall constitute the “Net Share Valuation Date”, (ii) the Exchange Business Day immediately following the Notice Date shall be the Net Share Settlement Date and (iii) all references to the Forward Cash Settlement Amount in Annex B hereto shall be deemed to be the Early Termination Amount.

     10. Special Provisions for Merger Events. Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during any Valuation Period:

     (a) Promptly after request from GS&Co., Counterparty shall provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. Counterparty understands that GS&Co. will use this information in calculating the trading volume for purposes of Rule 10b-18; and

     (b) The Calculation Agent may (i) make adjustments to the terms of any Transaction, including, without limitation, the Valuation Date, the Counterparty Additional Payment Amount and the Number of Shares to account for the number of Shares that could be purchased on each day during the Valuation Period in compliance with Rule 10b-18 following the Announcement Date or (ii) treat the occurrence of the Announcement Date as an Additional Termination Event with Counterparty as the sole Affected Party.

     “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

     11. Special Calculation and Settlement Following Early Termination and Extraordinary Events. Notwithstanding anything to contrary in this Master Confirmation or any Confirmation hereunder, in the event that an Extraordinary Event under Article 12 of the Equity Definitions occurs or an Early Termination Date occurs or is designated with respect to any Transaction (each an “Affected Transaction”), then GS&Co. may elect, in its sole discretion, by notice to Counterparty, to have Counterparty deliver the Number of Early Settlement Shares to GS&Co. on the date that such notice is effective and either GS&Co. shall pay to Counterparty the Special Termination Amount, if positive, or Counterparty shall pay to GS&Co. the absolute value of the Special Termination Amount, if negative. To the extent that Counterparty elects to deliver Shares to GS&Co. accompanied by an effective Registration Statement (satisfactory to GS&Co. in its sole discretion) covering such Shares, Counterparty must be in compliance with the conditions specified in (iii) though (ix) in Annex B hereto at the time of such delivery. If Counterparty elects to deliver Unregistered Shares (as defined in Annex B) to GS&Co., Counterparty and GS&Co. will negotiate in good faith on acceptable procedures and documentation relating to the sale of such Unregistered Shares. Counterparty and GS&Co. agree that the payment of the Special Termination Amount and the delivery of the Early Settlement Shares satisfies in full any obligation of a party to make any payments pursuant to Section 6(e) of the Agreement or Article 12 of the Equity Definitions, as the case may be.

     “Number of Early Settlement Shares” means a number of Shares as determined by GS&Co. in a good faith and commercially reasonable manner based on its or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction under this Master Confirmation.

     “Special Termination Amount” means the sum of (a) the product of (i) the Number of Early Settlement Shares multiplied by (ii) a per Share price (the “Early Termination Price”) determined by GS&Co. in a good faith and commercially reasonable manner based on relevant market indicia, including GS&Co.’s funding costs associated with Early Settlement Shares and costs incurred or estimated to be incurred by GS&Co. in connection with the purchase and sale of Shares in order to close out GS&Co.’s or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction and, in the event that Counterparty delivers Unregistered Shares to GS&Co., whether GS&CO. and Counterparty have agreed on acceptable procedures and documentation relating to such Unregistered Shares as described above and (b) any amount owing under Section 6(e) of the Agreement or pursuant to Article 12 of the Equity Definitions, as the case may be, by GS&Co. to Counterparty (expressed as a positive number) or by Counterparty to GS&Co. (expressed as a negative number).

     12. Acknowledgments. The parties hereto intend for:

     (a) Each Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 555, 556, and 560 of the Bankruptcy Code;

     (b) A party’s right to liquidate or terminate any Transaction, net out or offset termination values of payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” (as defined in the Bankruptcy Code);

     (c) Any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” (as defined in the Bankruptcy Code); and

     (d) All payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

     13. Calculations on Early Termination and Set-Off.

     (a) Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts, Unpaid Amounts and amounts owed in respect of cancelled Transactions under Article 12 of the Equity Definitions shall be calculated separately for (A) all Terminated Transactions (it being understood that such term for the purposes of this paragraph includes cancelled Transactions under Article 12 of the Equity Definitions) in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the “Other Shares”) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares. In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

     (b) The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

"(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

     14. Payment Date Upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.

     15. Governing Law. The Agreement, this Master Confirmation and each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the law of the State of New York without reference to its choice of law doctrine.

     16. Offices.

     (a) The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.

     (b) The Office of Counterparty for each Transaction is: 100 Regency Forest Drive, Suite 400, Cary, North Carolina 27511.

     17. Confidentiality.

     (a) GS&Co. and its officers, directors, employees and affiliates (the “Goldman Parties”) each agree to maintain the confidentiality of the Press Release and any non-public information (either written or oral) obtained from Counterparty and/or its officers, directors, employees or agents in connection with the preparation of the Press Release (the “Confidential Information”) without Counterparty’s consent, except for disclosure (i) relating to Confidential Information which was already in the Goldman Parties’ possession prior to its receipt from Counterparty, (ii) relating to Confidential Information which becomes publicly available other than as a result of a breach by a Goldman Party of this letter, (iii) that is not acquired from Counterparty or persons known by any Goldman Party to be in breach of an obligation of secrecy to Counterparty or (iv) as may be required by law or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee or pursuant to an inquiry by a self-regulatory body or securities exchanges having jurisdiction over any Goldman Party.

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     18. Counterparty hereby agrees (a) to check this Master Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN, SACHS & CO.
By:	/s/ Brian Goldman
Authorized Signatory
Name: Brian Goldman Title: Vice President

Agreed and Accepted By:

SPECTRASITE, INC.

By: /s/ Steven C. Lilly

Name: Steven C. Lilly
Title: Vice President – Finance and Treasurer